Exhibit 99.1

PRESS RELEASE

Westbury Bancorp, Inc.

200 South Main Street

West Bend, Wisconsin 53095

For Additional Information Contact:

Raymond F. Lipman, President and Chief Executive Officer

(262) 334-5563

WESTBURY BANCORP, INC. ANNOUNCES RESULTS OF

STOCK OFFERING AND MEMBER VOTE OF WBSB BANCORP, MHC

West Bend, Wisconsin, April 2, 2013 — Westbury Bancorp, Inc., a Maryland corporation and the proposed holding company for Westbury Bank (the “Company”), announced today that the members of WBSB Bancorp, MHC (the “MHC”) have approved the plan of conversion and reorganization pursuant to which the MHC will convert to the stock holding company form of organization and the Company will sell shares of its common stock.

The Company also announced that it expects to sell 5,091,625 shares of common stock at $10.00 per share, for gross offering proceeds of $50.9 million in the offering.  The offering was oversubscribed in the first category of the subscription offering by eligible account holders as of June 30, 2011. Accordingly, eligible account holders will have valid orders filled in accordance with the allocation procedures described in the prospectus and as set forth in the Company’s plan of conversion and reorganization, including the sale of 411,403 shares to the employee stock ownership plan.  Neither supplemental eligible account holders as of December 31, 2012, nor any other members as of January 31, 2013 will have their orders filled.  The Company will also contribute 50,916 shares and $490,840 in cash to a charitable foundation established by Westbury Bank in connection with the conversion.

If you are a first category subscriber and would like to confirm your allocation, allocation information will be available online at https://allocations.kbw.com, beginning at 9:00 a.m. Central time on April 5, 2013.  You may also contact the stock information center at (877) 860-2070 (toll free).  The stock information center will be open for this purpose weekdays from 9:00 a.m. until 5:00 p.m., Central time, beginning April 5, 2013.

Subject to the satisfaction of closing conditions, the transaction is expected to close on or about April 9, 2013, at which time the MHC and WBSB Bancorp, Inc., the federally chartered mid-tier holding company of Westbury Bank, will cease to exist, and the Company will become the public stock holding company of the Bank.  The shares of common stock sold in the offering are expected to begin trading on the Nasdaq Capital Market on or about April 10, 2013 under the trading symbol “WBB.”  Certificates reflecting the shares purchased in the subscription offering and refund checks for any subscribers not receiving all shares ordered are expected to be mailed on or about April 10, 2013.

Ray Lipman, Chairman, President and Chief Executive Officer of Westbury Bancorp, Inc. and Westbury Bank, said: “I would like to extend our appreciation to our customers and the communities we serve for their loyalty and support in achieving our very successful offering.  I would also like to thank our dedicated employees, as we all share in this success and take pride in our continued efforts in growing our local neighborhood brand of banking.”

Keefe, Bruyette & Woods, Inc. (“KBW”) acted as selling agent in the subscription offering, and is serving as financial advisor to the Company and the MHC in connection with the conversion.  Luse Gorman Pomerenk & Schick, P.C. is serving as legal counsel to the Company and the MHC.  Kilpatrick Townsend & Stockton LLP is serving as legal counsel to KBW.

Following the completion of the conversion, Westbury Bancorp, Inc. will be a savings and loan holding company and the parent company of Westbury Bank.  Westbury Bank is a federally-chartered savings bank headquartered in West Bend, Wisconsin.  Originally chartered in 1926, Westbury Bank serves the banking needs of individuals and businesses through its 12 branches and 2 home loan centers located in Washington, Waukesha and Milwaukee Counties, Wisconsin.  Additional information about Westbury Bank is available on the internet at www.westburybankwi.com.

This news release contains forward-looking statements within the meaning of the federal securities laws.  Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results.  These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.  These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions.  Westbury Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.  The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.